Exhibit 23.2

Accountants’ Consent

The Board of Directors
Auburn National Bancorporation, Inc.

We consent to the use of our report dated February 1, 2002, with respect to the consolidated balance sheets of Auburn National Bancorporation, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of earnings, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Atlanta, Georgia
April 30, 2002